Exhibit 99.2

Socket Communications Contact:	Investor Relations Contacts:
David Dunlap	Todd Kehrli, Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Editorial Contact:
Ed Schauweker
Ketchum
(703) 963-5238
ed.schauweker@ketchum.com

Socket Communications Receives Letter from Nasdaq Citing
Non-Compliance with Minimum Bid Price Rules

NEWARK, Calif., - May 25, 2007 - Socket Communications, Inc. (NASDAQ: SCKT), dba Socket Mobile, Inc., reported today that the Company received a letter on May 22, 2007 from the Listing Qualifications Department of The Nasdaq Stock Market indicating that the Company fails to comply with the minimum bid price requirement for continued listing on the Nasdaq Global Market Exchange set forth in Marketplace Rule 4450(a)(5), as the Company's common stock had closed below the minimum $1.00 per share requirement for 30 consecutive business days.

The Company can regain compliance if, at any time before November 19, 2007, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days. In the interim period, the Company's common stock will continue to trade on the Nasdaq Global Market Exchange. If compliance with Marketplace Rule 4450(a) cannot be demonstrated by November 19, 2007, the Company would expect the staff of the Nasdaq Stock Market Listing Qualifications department (the "Staff") to deliver a written notification that the Company's securities will be delisted from the Nasdaq Global Market Exchange (a "Delisting Notice"). If the Company receives a Delisting Notice, the Company may appeal the Staff's determination to delist its securities to a Listing Qualifications Panel. Alternatively, the Company may apply to transfer its securities to The Nasdaq Capital Market, if the Company satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c), other than the minimum bid price requirement. If the Company meets the initial listing criteria and its application is approved, the Staff will notify the Company that it has been granted an additional 180-calendar day compliance period in order to regain compliance with the minimum bid price requirement while on The Nasdaq Capital Market.

About Socket Mobile

Socket Mobile is a mobile computing hardware systems company. Its handheld mobile computer and large portfolio of essential, mobile-data collection and connectivity peripherals make the company a one-stop supplier of systems designed to increase mobile information accuracy and worker productivity. Founded in 1992, Socket is leveraging its years of experience and expertise in the mobile computing market to deliver an easy-to-deploy mobility system. The company partners with application developers and value added resellers to bring a complete solution to the small-to-medium business market. Socket also offers OEM solutions and software development programs based on proprietary technology. Socket Mobile is headquartered in Newark, Calif. and can be reached at (510) 933-3000 or www.socketmobile.com.

Socket is a registered trademark of Socket Communications, Inc., dba Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2007, Socket Communications, Inc., dba Socket Mobile, Inc. All rights reserved.

# # #